Exhibit 4hhh

Guaranteed Income Benefit Rider

This rider is made a part of the Contract to which it is attached.  Except as stated in this rider, it is subject to the provisions contained in the Contract.  Coverage under this rider begins on the Rider Date as shown on the Contract Benefit Data pages.

This optional rider provides variable Periodic Income Payments payable under the Variable Annuity Payment Option Rider (“VAPOR”) are guaranteed not to fall below the Guaranteed Income Benefit.

Allocation

While this Rider is in effect, the Fixed Account and/or Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to this Rider and the Contract.
Definitions

Guaranteed Income Benefit (“GIB”)

The minimum amount payable for each Periodic Income Payment made under the VAPOR.

Step-up Date

The date on which a GIB Step-up may occur, pursuant to the Automatic Step-up of the GIB provision.

For Non-qualified contracts, a Step-up Date is the first Valuation Date on or after the Periodic Income Commencement Date anniversary of each [3 year] period measured from the Periodic Income Commencement Date.

For Qualified contracts, the first Step-up Date is the Valuation Date of the first Periodic Income Payment in the [third] calendar year following the Rider Date.  Subsequent Step-up Dates will be the Valuation Date of the first Periodic Income Payment in the calendar year, every subsequent [3 year] period.

General

If this rider is in effect on the Valuation Date the Periodic Income Payment is determined, then the amount that will be paid will be the greater of:

a.       the Periodic Income Payment determined under the VAPOR; or
b.       the Guaranteed Income Benefit.

On the Rider Date, the initial Guaranteed Income Benefit amount is shown on the Contract Benefit Data pages.

Automatic Step-up of the Guaranteed Income Benefit (GIB Step-up)

On each Step-up Date, a GIB Step-up will occur only if [75%] of the Periodic Income Payment determined on the Step-up Date is greater than the Guaranteed Income Benefit on the Valuation Date immediately prior to the Step-up Date.  Upon a GIB Step-up, the Guaranteed Income Benefit will automatically step-up to [75%] of the Periodic Income Payment.  If the Guaranteed Income Benefit on the Valuation Date immediately prior to the Step-up Date is greater than or equal to [75%] of the Periodic Income Payment, no GIB Step-up will occur.

On each GIB Step-up, the Rider Charge may be adjusted pursuant to the Rider Charge provision.  If the Rider Charge is increased, the Owner may decline the GIB Step-up by Notice to the Company within 30 days of the effective date of the GIB Step-up.  If the Owner does decline the GIB Step-up, the Guaranteed Income Benefit will be reduced to the Guaranteed Income Benefit on the Valuation Date immediately prior to the Step-up Date, subject to adjustments for Withdrawals.  If the Owner does not decline the GIB Step-up, the GIB Step-up will be deemed accepted by the Owner.

The Automatic Step-up of the Guaranteed Income Benefit will occur whether or not the Owner has previously declined a GIB Step-up.

Adjustments to the Guaranteed Income Benefit

Each Withdrawal will reduce the Guaranteed Income Benefit in the same proportion as the amount withdrawn reduces the Account Value on the Valuation Date of the Withdrawal.  Payment of a Periodic Income Payment, whether equal to the Guaranteed Income Benefit or the Periodic Income Payment determined under VAPOR, is not a Withdrawal.

An increase in the length of the Access Period may not result in an adjustment to the Guaranteed Income Benefit.  Any increase in the length of the Access Period is subject to a [5] year minimum increase.

Effect of Guaranteed Income Benefit during Access Period

During the Access Period, payment of the Periodic Income Payment, whether equal to the Guaranteed Income Benefit or the Periodic Income Payment determined under the VAPOR, reduces the Account Value.

If the Account Value is reduced to zero, the Access Period will end and the Lifetime Income Period will begin on the Valuation Date the Account Value equals zero, and each subsequent Periodic Income Payment during the Lifetime Income Period will be equal to the Guaranteed Income Benefit.

Effect of Guaranteed Income Benefit during Lifetime Income Period

During the Lifetime Income Period, if a Periodic Income Payment determined under the VAPOR is less than the GIB, the excess of the GIB attributable to the Variable Account over the Periodic Income Payment attributable to the Variable Account determined under the VAPOR will reduce the number of Annuity Units per Variable Subaccount payable in each subsequent Periodic Income Payment.  The reduction to the number of Annuity Units per payment will be determined by: (a) divided by (b) then the result further divided by (c): where:

(a)  is the amount of the excess of the GIB attributable to the Variable Account over the Periodic Income Payment attributable to the Variable Account; and
(b)  is the applicable Annuity Factor; and
(c)  is the Annuity Unit value as of the Valuation Date of the Periodic Income Payment.

During the Lifetime Income Period, if a Periodic Income Payment determined under the VAPOR is less than the GIB, the excess of the GIB attributable to the Fixed Account over the Periodic Income Payment attributable to the Fixed Account determined under VAPOR will reduce the resulting annual amount determined for the Fixed Account payable in each subsequent Periodic Income Payment.  The reduction in the resulting annual amount determined for the Fixed Account (prior to multiplying by the Interest Adjustment Factor and dividing by the Daily Factor) will be determined by: (a) divided by (b) where:

(a)  is the amount of the excess of the GIB attributable to the Fixed Account over the Periodic Income Payment attributable to the Fixed Account; and
(b)  is the applicable Annuity Factor.

If payment of the GIB reduces both the number of Annuity Units per Variable Subaccount to zero and the resulting annual amount determined for the Fixed Account to zero during the Lifetime Income Period, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period will be equal to the GIB.

Additional Purchase Payments

While this rider is in effect, additional Purchase Payments to the Contract may not be made.

Rider Charge

The annual Rider Charge is subject to a guaranteed maximum rider charge of [2.00%].  While this rider is in effect, the Rider Charge will be added to the Contract Mortality and Expense Risk and Administrative Charge as shown on the Contract Benefit Data pages, which is deducted from the Variable Account.

On each GIB Step-up, the Rider Charge will be adjusted to the Rider Charge currently in effect, subject to the guaranteed maximum rider charge.  Any such adjustment will change the total Mortality and Expense Risk and Administrative Charge.  The Mortality and Expense Risk and Administrative Charge rates shown on the Contract Benefit Data pages are as of the Rider Date.

Pursuant to the Automatic Step-up of the Guaranteed Income Benefit provision, the Owner may decline a GIB Step-up if the Rider Charge is increased.  Upon our receipt of Notice from the Owner to decline a GIB Step-up, the Rider Charge will decrease to the Rider Charge in effect on the Valuation Date immediately prior to the Step-up Date.

Termination of this Rider

This rider will terminate for any of the following reasons:
a.       termination of the Contract to which this rider is attached;
b.       the death of the Annuitant, or the later of the death of the Annuitant or Secondary Life if a joint payout was elected;
c.       a decrease in the length of the Access Period;
d.       a change in the Periodic Income Payment Mode; or
e.       Written Request from an Owner.

Termination of this rider due to termination of the Contract or death of the Annuitant or Secondary Life as described above, will be effective on the Valuation Date on which such event occurs.  Termination of this rider due to a decrease in the Access Period, change in the Periodic Income Payment Mode, or Written Request from an Owner will be effective on the Valuation Date of the Periodic Income Commencement Date anniversary following such event.

 AR-528(8-10)

The Lincoln National Life Insurance Company

/s/ Charles A. Brawley, III, Secretary
Charles A. Brawley, III, Secretary